Exhibit 23.3

[Letterhead of Lutz Advisors, Inc.]

December 29, 2003

Board of Directors

Newton Financial Corp.

30 Park Place

Newton, NJ 07860

Members of the Board of Directors:

We hereby consent to the use of our firm’s name in the Form S-4 Proxy/Prospectus for Newton Financial Corp. and Lakeland Bancorp, Inc. respectively and any amendments thereto. We also hereby consent to the inclusion of, summary of and references to our opinion in such filings including the proxy/prospectus of Newton Financial Corp. and Lakeland Bancorp, Inc. respectively.

Sincerely,

/s/    Lutz Advisors, Inc.

Edward T. Lutz

President